EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in NIC Inc.'s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers, LLP

Kansas City, Missouri

May 30, 2014